EXHIBIT 15
LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Stockholders
Unum Group

We are aware of the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-81669) pertaining to:

a.	Provident Companies, Inc. Stock Plan of 1999

b.	Provident Companies, Inc. Non-Employee Director Compensation Plan of 1998

c.	Employee Stock Option Plan of 1998

d.	Amended and Restated Annual Management Incentive Compensation Plan of 1994,

2.	Registration Statement (Form S-8 No. 333-85882) pertaining to:

a.	UnumProvident Corporation Stock Plan of 1999

b.	UnumProvident Corporation 401(k) Retirement Plan (as amended on February 15, 2002)

c.	UnumProvident Corporation Broad-Based Stock Plan of 2001 (as amended on February 8, 2001)

d.	UnumProvident Corporation Broad-Based Stock Plan of 2002

e.	UnumProvident Corporation Employee Stock Option Plan,

3.	Registration Statement (Form S-8 No. 333-123422) of Unum Group (formerly UnumProvident Corporation) pertaining to:

a.	UnumProvident Corporation Amended and Restated Employee Stock Purchase Plan

b.	UnumProvident Corporation Amended and Restated Non-Employee Director Compensation Plan of 2004,

4.	Registration Statement (Form S-8 No. 333-145400) of Unum Group pertaining to the Unum Group Stock Incentive Plan of 2007,

5.	Registration Statement (Form S-8 No. 333-158885) of Unum Group pertaining to the Unum Limited Savings-Related Share Option Scheme of 2008, and

6.	Registration Statement (Form S-3 ASR No. 333-177892)

of our report dated May 2, 2012 relating to the unaudited consolidated interim financial statements of Unum Group and subsidiaries that are included in this Form 10-Q for the quarter ended March 31, 2012.

/s/ ERNST & YOUNG LLP
Chattanooga, Tennessee
May 2, 2012